EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

FOR IMMEDIATE RELEASE CONTACT: Donald T. Grimes (616) 863-4404

WOLVERINE WORLD WIDE, INC. REPORTS
RECORD REVENUE AND EARNINGS PER SHARE
FOR 24TH CONSECUTIVE QUARTER

          Rockford, Michigan, July 9, 2008 - Wolverine World Wide, Inc. (NYSE: WWW) today reported record revenue and earnings per share for the second quarter of 2008, which represents the Company's 24th consecutive quarter of record results.

          Revenue totaled $267.4 million in the quarter ended June 14, 2008, a 6.8% increase over revenue of $250.3 million in the prior year. Earnings per share grew 17.9% to $0.33 versus $0.28 in the second quarter of 2007. For the first half of 2008, revenue reached $555.6 million, a 4.6% gain over the $531.4 million reported for the first half of 2007. Earnings per share grew to $0.79 per share, up 17.9% from $0.67 per share for the same period of 2007.

          Blake W. Krueger, the Company's Chief Executive Officer and President commented, "We are pleased to report another record quarter for the Company, particularly in light of the generally tough economic conditions in several major global markets. Our strong financial results were broad-based -- all four of our branded operating groups contributed to the revenue increase as consumers around the world continued to embrace the style, performance and innovation of the lifestyle brands in the Wolverine portfolio. Our revenue increase was also geographically diverse, as all global regions reported sales increases in the quarter.

          "We are proud of the Company's solid financial performance in the first half of 2008. Our business model of operating multiple brands across a broad array of global markets and distribution channels continues to produce excellent results in a challenging business environment. The innovative product offerings from our eight great brands are in demand with consumers in nearly 200 countries and territories around the world."

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2Q 2008	page 2

          Don Grimes, the Company's Chief Financial Officer, commented, "Gross margin in the second quarter of 2008 increased modestly to 38.3%, as benefits from foreign currency translation were offset by increased product and freight costs. Year-to-date gross margin grew to 40.3%, an improvement of 88 basis points compared to the prior year. Operating margin of 9.7% for the second quarter of 2008 improved 27 basis points over the second quarter of 2007. This improvement reflects continued tight control on operating expenses, which decreased 13 basis points as a percentage of sales compared to the prior year. We are pleased with our operating margin expansion given the continuing investment in our brand marketing and product initiatives.

          "Inventory levels were down 7.0% compared to last year, as sound inventory management programs were successfully executed in the quarter. Our second quarter accounts receivable increased 12.8% due to the strong quarterly sales performance, particularly in the latter half of the quarter. We repurchased 209,700 shares of stock in the quarter for $5.9 million and ended the second quarter with a cash balance of $77.9 million."

          Krueger concluded, "The Company's impressive second quarter performance is a testament to our team's focused execution of our global brand strategy. In light of the challenging retail environment, we were pleased that our order backlog was up in the mid single-digit range at the end of the second quarter. Our business model continues to deliver record financial results."

          The Company is maintaining its full year 2008 revenue guidance of $1.23 to $1.26 billion and its earnings per share range of $1.83 to $1.90, representing growth of 7.6% to 11.8% over the $1.70 reported for 2007.

          The Company will host a conference call at 8:30 a.m. EDT today to discuss these results and current business trends. To listen to the call at the Company's website, go to www.wolverineworldwide.com, click on "Investors" in the navigation bar, and then click "Webcast" from the top navigation bar of the "Investors" page. To listen to the webcast, your computer must have Windows Media Player, which can be downloaded for free on the Wolverine World Wide website. In addition, the conference call can be heard at www.streetevents.com. A replay of the call will be available at the Company's website through July 23, 2008.

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2Q 2008	page 3

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and apparel. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, HYTEST®, Merrell®, Sebago® and Wolverine®. The Company also is the exclusive footwear licensee of popular brands including CAT®, Harley-Davidson® and Patagonia®. The Company's products are carried by leading retailers in the U.S. and globally in nearly 200 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com.

          This press release contains forward-looking statements, including those relating to projected 2008 sales and earnings, the Company's business model and corporate growth. In addition, words such as "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk Factors include, among others: changes in duty structures in countries of import and export including anti-dumping measures in Europe with respect to leather footwear imported from China and Vietnam and safety footwear imported from China and India; trade defense actions by countries; changes in consumer preferences or spending patterns; cancellation of orders for future delivery; changes in planned customer demand, re-orders or at-once orders; the availability and pricing of foreign footwear factory capacity; reliance on foreign sourcing; regulatory or other changes affecting the supply of materials used in manufacturing; the availability of power, labor and resources in key foreign sourcing countries, including China; the impact of competition and pricing; the impact of changes in the value of foreign currencies, including the Chinese Yuan, and the relative value to the U.S. Dollar; integration and operation of newly acquired and licensed businesses; the development of new initiatives; the development of apparel; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of war and terrorism; weather; and additional factors discussed in the Company's reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.

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WOLVERINE WORLD WIDE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($000's, except per share data)

	12 Weeks Ended		24 Weeks Ended
	June 14, 2008	June 16, 2007	June 14, 2008	June 16, 2007
Revenue	$267,362	$250,329	$555,600	$531,381
Cost of products sold	164,963	154,801	331,640	321,852
Gross profit	102,399	95,528	223,960	209,529
Gross margin	38.3%	38.2%	40.3%	39.4%

Selling and administrative expenses	76,511	71,962	161,803	153,297
Operating profit	25,888	23,566	62,157	56,232
Operating margin	9.7%	9.4%	11.2%	10.6%

Interest (income) expense, net	302	(104)	365	(795)
Other expense	312	332	879	172
	614	228	1,244	(623)
Earnings before income taxes	25,274	23,338	60,913	56,855

Income taxes	8,462	7,820	20,400	19,047

Net earnings	$16,812	$15,518	$40,513	$37,808

Diluted earnings per share	$.33	$.28	$.79	$.67

CONDENSED BALANCE SHEETS
(Unaudited)
($000's)

	June 14, 2008	June 16, 2007
ASSETS:
Cash & cash equivalents	$77,923	$77,036
Receivables	195,572	173,437
Inventories	171,731	184,743
Other current assets	23,388	24,843
Total current assets	468,614	460,059
Property, plant & equipment, net	84,388	86,658
Other assets	110,140	99,965
Total Assets	$663,142	$646,682
LIABILITIES & EQUITY:
Current maturities on long-term debt	$10,725	$10,730
Accounts payable and other accrued liabilities	120,527	115,298
Total current liabilities	131,252	126,028
Long-term debt	30,500	10,735
Other non-current liabilities	36,901	34,447
Stockholders' equity	464,489	475,472
Total Liabilities & Equity	$663,142	$646,682